Exhibit 5.1

9 JULY, 2019

Genmab A/S

Kalvebod Brygge 43

1560 København V

(the “Company”)

GENMAB A/S, COMPANY REG. NO. (CVR) 21023884 - PUBLIC OFFERING OF AMERICAN DEPOSITARY SHARES IN THE UNITED STATES AND LISTING ON NASDAQ GLOBAL SELECT MARKET

Dear Sirs

We have acted as Danish legal counsel to Genmab A/S (the “Company”) in connection with an offering American Depositary Shares (“ADSs”) in the United States (the “Offering”). In connection with the Offering, the Company is offering 27,800,000 ADSs, each representing one-tenth of one new ordinary shares of DKK 1 in the Company, which would result in an issue of 2,780,000 new ordinary shares of DKK 1 nominal value per share (the “New Shares”) in connection with a listing of the ADSs on the Nasdaq Global Select Market (“Nasdaq”).

Further, the Company has granted BofA Securities, Inc., Morgan Stanley & Co. LLC and Jefferies LLC, as representatives of the several underwriters an option (the “Option”) to subscribe for up to 417,000 additional shares of DKK 1 each in the Company to be delivered in the form of up to 4,170,000 ADSs (the “Option Shares”), exercisable, in whole or in part, from the first day of trading of the New Shares on Nasdaq until 30 calendar days thereafter.

The Offering will be effected pursuant to an underwriting agreement substantially in the form most recently filed as Exhibit 1.1 to the Registration Statement (as defined below), to be entered into between the Company and BofA Securities, Inc., Morgan Stanley & Co. LLC and Jefferies LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement” and the “Underwriters”).

In our capacity as such counsel to the Company, we are familiar with (i) the proceedings relating to the creation of the Company as a Danish public limited liability company organized under the laws of Denmark, and (ii) the proceedings taken and proposed to be taken by the Company in connection with the issuance of the New Shares and the Option Shares.

KØBENHAVN SUNDKROGSGADE 5 DK-2100 KØBENHAVN Ø	AARHUS RÅDHUSPLADSEN 3 DK-8000 AARHUS C	LONDON 65 ST. PAUL’S CHURCHYARD LONDON EC4M 8AB

This opinion (the “Opinion”) is being furnished in connection with the registration statement, as the same may be amended from time to time, (the “Registration Statement”) on Form F-1 filed by the Company with the Security and Exchange Commission on May 28, 2019 pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

1.                                                        Basis of the Opinion

For the purpose of this Opinion we have examined the following documents:

a)                                                     a copy of the Registration Statement;

b)                                                     a copy of the articles of association of the Company dated 25 June 2019 (the “Launch Articles”);

c)                                                      a copy of draft articles of association of the Company to be amended in connection with settlement of the Offering (the “Settlement Articles” and a copy of the draft articles of association of the Company to be amended in connection with the settlement of the Option (“Option Articles”) and together with the Launch Articles and the Settlement Articles, the “Articles of Association”);

d)                                                     a copy of the resolutions passed by the Board of Directors of the Company on May 28, 2019 and July 9, 2019, respectively approving inter alia the Registration Statement, the application for admission to listing of the ADSs on Nasdaq, the issuance of the New Shares and Option Shares, if any, and resolving to accept the Company’s participation in the listing and Offering process;

e)                                                      online transcript of 9 July, 2019 (before 8 am CEST) from the Danish Business Authority (in Danish: “Erhvervsstyrelsen”) concerning the Company;

f)                                                     such other documents, agreements and records as we have deemed necessary for the purposes of rendering this Opinion.

The documents mentioned in Sections 1a) — 1f) are referred to as the “Documentation” and individually as a “Document”.

2.                                                        ASSUMPTIONS

In rendering this Opinion, we have assumed the following:

a)                                                   that any copies of the Documents that we have reviewed are complete and accurate copies of the originals of such Documents and that the originals of such Documents were executed in the manner appearing on such copies and that all material supplied to us (whether original or in copy) is authentic, has been supplied in full and has not subsequently been amended;

b)                                                   that each Document is true, correct and fully updated and has not been amended or revoked after the date of each such Document;

c)                                                    that the board of directors of the Company has properly convened and conducted such meetings as form the basis of or are referred to in the Documents referred to in Section 1d), and that the resolutions referred to in Section 1d) were duly passed in the interest of the Company, and that any authorizations or powers given pursuant to the Documents referred to in Section 1d) were duly granted and have not been revoked, amended or otherwise modified and were in full force and effect as of the date of execution by the Company of the relevant Documents;

d)                                                   that copies submitted to us of minutes of meetings and/or resolutions correctly record the proceedings at such meetings and/or subject matter which they purport to record, and that all resolutions set out in such copies were duly passed;

e)                                                    the information contained in the online transcript dated 9 July, 2019 from the Danish Business Authority (Section 1e)) concerning the Company being accurate, complete and updated;

f)                                                     that the New Shares and the Option Shares will be subscribed for at a price corresponding to the market price in accordance with applicable Danish corporate law principles;

g)                                                    the conformity to original and final documentation to the extent we have been presented with copies or draft Documentation, and that originals were executed in the manner appearing on the copy;

h)                                                   the genuineness of all signatures and dates on all Documents examined by us, and that the identities of the signatories are as stated or written;

i)                                                       that any power of attorney referred to in the Documents has neither been revoked nor amended;

j)                                                      that there are no provisions of the laws of any jurisdiction (other than Denmark) that would have any adverse implication in relation to the opinions expressed herein;

k)                                                   that corporate benefit, as such term is construed under Danish law, will accrue to the Company as a result of the Offering;

l)                                                       that the Company will, on the Closing Date prior to the issuance of the New Shares and on each Date of Delivery for the Option Shares (as defined in the Underwriting Agreement), receive payment for all New Shares or Option Shares, as applicable, to be delivered in accordance with the Underwriting Agreement;

m)                                               the accuracy and completeness of all factual matters, statements of fact, factual representations, warranties and other information as to matters of fact described or set forth in the Documents, as we have not made any independent investigation in respect thereof;

n)                                                   that all formalities and requirements of the laws of any relevant jurisdiction other than Denmark and of any regulatory authority therein, applicable to the execution, performance, delivery, perfection and enforceability of the Documents have been or will be duly complied with;

3.                                                        QUALIFICATIONS

In addition to the assumptions set forth in Section 2 above, this Opinion is subject to the following qualifications:

a)                                                   this Opinion is given only with respect to the laws of Denmark as in force today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark;

b)                                                       the ability of a Danish limited liability company to delegate authority in general to third parties to act on its behalf is restricted pursuant to Danish law. Thus, the granting by a Danish limited liability company of powers to third parties to act on their behalf may be considered void and set aside by the Danish courts if the powers are not restricted to specific, limited and well-defined matters and given for a certain period of time;

c)                                                        transcripts from the Danish Business Authority are not conclusive evidence of whether or not:

i.             an entity is insolvent; or

ii.          winding-up order (in Danish: “konkursdekret”) has been made or a resolution passed for winding-up; or

iii.       an administration or restructuring (in Danish: “rekonstruktionsbehandling”) order has been made; or

iv.      an administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Danish Business Authority immediately and, when filed, may not be entered on the public file of the company immediately. In addition, such transcripts are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented or other insolvency or restructuring proceedings have been commenced. Filing with the Danish Business Authority is open to the public and the Danish Business Authority does not conduct any investigation on the legality, correctness or validity of the information submitted to it;

d)                                                       in this Opinion Danish legal concepts are expressed in English terms and not in their original Danish terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions;

e)                                                        this Opinion expresses no opinion on the settlement agent’s actions or omissions in relation to settlement of the Offering and registrations with VP Securities A/S;

f)                                                         this Opinion expresses no opinion as to whether the New Shares and Option Shares, if any, have been subscribed for at a price corresponding to the market price at the time of issue in accordance with applicable Danish corporate law principles.

4.                                                        OPINION

Based on the assumptions set forth in Section 2 and the qualifications set forth in Section 3, we are of the opinion that:

a)                                                   the Company is a limited liability company (in Danish: “aktieselskab”) registered and validly existing under the laws of Denmark with full power and authority to own its assets and conduct business in Denmark, and is a legal entity capable of suing and being sued;

b)                                                   the New Shares and the Option Shares have been validly authorized and will, upon issuance, payment of the subscription price in accordance with the Underwriting Agreement and the subscription list qualify for registration with the Danish Business Authority and constitute valid and fully paid shares;

c)                                                    there are for holders of New Shares or Option Shares, if issued, no obligation to provide additional funding pursuant to the Articles of Association or the Danish Companies Act.

We advise you that we are not assuming any obligation to notify you of any changes in this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any changes in laws which may hereafter occur.

5.                                                        DISCLOSURE AND CONSENT

This Opinion is governed by and construed in accordance with Danish law and is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this Opinion. We express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark. The courts of Denmark shall have exclusive jurisdiction to adjudicate upon any dispute arising under or in connection with this Opinion.

This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We are qualified to practice law in Denmark.

Yours sincerely,

/s/ Jørgen Kjergaard Madsen
Jørgen Kjergaard Madsen
Partner